BYLAWS OF RALLIBOX, INC.
ARTICLE I SHAREHOLDERS
Section 1. Annual Meeting. An annual meeting shall be held once each calendar year for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The annual meeting shall be held at the time and place designated by the Board of Directors from time to time.
Section 2. Special Meetings. Special meetings of the shareholders may be requested by the President, the Board of Directors, or the holders of a majority of the outstanding voting shares.
Section 3. Notice. Written or electronically transmitted notice of all shareholder meetings, whether regular or special meetings, shall be provided under this section or as otherwise required by law. The Notice shall state the place, date, and hour of meeting, and if for a special meeting, the purpose of the meeting. Such notice shall be mailed or electronically transmitted to all shareholders of record at the address shown on the corporate books, at least 10 days prior to the meeting.
 Such notice shall be deemed effective when deposited in ordinary U.S. mail, properly addressed, with postage prepaid; or when transmitted electronically.
Section 4. Place of Meeting. Shareholders` meetings shall be held at the corporation s principal place of business unless otherwise stated in the notice. If deemed to be appropriate or advantageous by the Board of Directors, meetings may be held using web-based conferencing tools. If notice is given of a meeting using web-based conferencing tools, and if a shareholder is unable to access such a meeting; the Board of Directors shall inform the shareholder of a physical location where participation will be facilitated, upon request from the shareholder.
Section 5. Quorum. A majority of the outstanding voting shares, whether represented in person or by proxy, shall constitute a quorum at a shareholders` meeting. In the absence of a quorum, a majority of the represented shares may adjourn the meeting to another time without further notice. If a quorum is represented at an adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally scheduled. The shareholders present at a meeting represented by a quorum may continue to transact business until adjournment, even if the withdrawal of some shareholders results in representation of less than a quorum.
Section 6. Informal Action. Any action required to be taken, or which may be taken, at a shareholders meeting, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the shareholders who own all of the shares entitled to vote with respect to the subject matter of the vote.
ARTICLE II DIRECTORS
Section 1. Number of Directors. The corporation shall be managed by a Board of Directors consisting of 3 director(s).
Section 2. Election and Term of Office. The directors shall be elected at the annual shareholders` meeting. Each director shall serve a term of 1 year year(s), or until a successor has been elected and qualified.
Section 3. Quorum. A majority of directors shall constitute a quorum.
Section 4. Adverse Interest. In the determination of a quorum of the directors, or in voting, the disclosed adverse interest of a director shall not disqualify the director or invalidate his or her vote.
Section 5. Regular Meeting. An annual meeting shall be held, without notice, immediately following and at the same place as the annual meeting of the shareholders. The Board of Directors may provide, by resolution, for additional regular meetings without notice other than the notice provided by the resolution.
Section 6. Special Meeting. Special meetings may be requested by the President, Vice-President, Secretary, or any two directors by providing five days written notice by ordinary United States mail, effective when mailed. Minutes of the meeting shall be sent to the Board of Directors within two weeks after the meeting.
Section 7. Procedures. The vote of a majority of the directors present at a properly called meeting at which a quorum is present shall be the act of the Board of Directors, unless the vote of a greater number is required by law or by these by-laws for a particular resolution. A director of the corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting. The Board shall keep written minutes of its proceedings in its permanent records.
Section 8. Informal Action. Any action required to be taken at a meeting of directors, or any action which may be taken at a meeting of directors or of a committee of directors, may be taken without a meeting if a consent in writing setting forth the action so taken, is signed by all of the directors or all of the members of the committee of directors, as the case may be.
Section 9. Removal / Vacancies. A director shall be subject to removal, with or without cause, at a meeting of the shareholders called for that purpose. Any vacancy that occurs on the Board of Directors, whether by death, resignation, removal or any other cause, may be filled by the remaining directors. A director elected to fill a vacancy shall serve the remaining term of his or her predecessor, or until a successor has been elected and qualified.
Section 10. Committees. To the extent permitted by law, the Board of Directors may appoint from its members a committee or committees, temporary or permanent, and designate the duties, powers and authorities of such committees.
ARTICLE III OFFICERS
Section 1. Number of Officers. The officers of the corporation shall be a President, one or more Vice-Presidents (as determined by the Board of Directors), a Treasurer, and a Secretary. The Offices of Treasurer and Secretary may be held by the same individual.
a. President/Chairman. The President shall be the chief executive officer and shall preside at all meetings of the Board of Directors and its Executive Committee, if such a committee is created by the Board.
b. Vice President. The Vice President shall perform the duties of the President in the absence of the President and shall assist that office in the discharge of its leadership duties.
c. Secretary. The Secretary shall give notice of all meetings of the Board of Directors and Executive Committee, if any, shall keep an accurate list of the directors, and shall have the authority to certify any records, or copies of records, as the official records of the organization. The Secretary shall maintain the minutes of the Board of Directors meetings and all committee meetings.
d. Treasurer/CFO. The Treasurer shall be responsible for conducting the financial affairs of the organization as directed and authorized by the Board of Directors and Executive Committee, if any, and shall make reports of the organizations finances as required, but no less often than at each meeting of the Board of Directors and Executive Committee.
Section 2. Election and Term of Office. The officers shall be elected annually by the Board of Directors at the first meeting of the Board of Directors, immediately following the annual meeting of the shareholders. Each officer shall serve a one year term or until a successor has been elected and qualified.
Section 3. Removal or Vacancy. The Board of Directors shall have the power to remove an officer or agent of the corporation. Any vacancy that occurs for any reason may be filled by the Board of Directors.
ARTICLE IV CORPORATE SEAL, EXECUTION OF INSTRUMENTS
The corporation shall not have a corporate seal. All instruments that are executed on behalf of the corporation which are acknowledged and which affect an interest in real estate shall be executed by the President or any Vice-President and the Secretary or Treasurer. All other instruments executed by the corporation, including a release of mortgage or lien, may be executed by the President or any Vice-President. Notwithstanding the preceding provisions of this section, any written instrument may be executed by any officer(s) or agent(s) that are specifically designated by resolution of the Board of Directors.
ARTICLE V AMENDMENT TO BYLAWS
The bylaws may be amended, altered, or repealed by the Board of Directors or the shareholders by a majority of a quorum vote at any regular or special meeting; provided however, that the shareholders may from time to time specify particular provisions of the bylaws which shall not be amended or repealed by the Board of Directors.
ARTICLE VI STOCK CERTIFICATES
The corporation may issue shares of the corporation s stock without certificates. Within a reasonable time after the issue or transfer of shares without certificates, the corporation shall send the shareholder a written statement of the information that is required by law to be on the certificates. Upon written request to the corporate secretary by a holder of such shares, the secretary shall provide a certificate in the form prescribed by the directors.
ARTICLE VII DISSOLUTION
The organization may be dissolved only with authorization of its Board of Directors given at a special meeting called for that purpose, and with the subsequent approval by no less than two thirds (2/3) vote of the members.
Certification
Kyle Mercer, Secretary of ralliBox, Inc. hereby certifies that the foregoing is a true and correct copy of the bylaws of the above-named corporation, duly adopted by the initial Board of Directors on June 01,
 2015.
_________________________________ Kyle Mercer, Secretary